Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2012 U.S. GAAP EARNINGS OF
$0.85 PER DILUTED SHARE

THE COMPANY POSTS RECORD EARNINGS OF $1.19 PER DILUTED SHARE, EXCLUDING NON-COMPARABLE ITEMS, UP 4% FROM THIRD QUARTER 2011 ON A COMPARABLE BASIS

REVISES 2012 FULL YEAR SALES AND EARNINGS GUIDANCE DUE TO WEAKENING MARKET CONDITIONS IN EUROPE

Auburn Hills, Michigan, October 31, 2012 – BorgWarner Inc. (NYSE: BWA) today reported third quarter 2012 U.S. GAAP net earnings of $0.85 per diluted share. Excluding non-comparable items, net earnings were $1.19 per diluted share, a new third quarter record for the company. Net sales were $1,695 million in the quarter.

Third Quarter Highlights:

•	Net sales of $1,695 million.

◦	Excluding the negative impact of foreign currencies and 2011 dispositions, net sales were up approximately 2% compared with third quarter 2011.

•	U.S. GAAP net earnings of $0.85 per diluted share.

◦
Excluding $(0.28) per diluted share of costs associated with disposal and related restructuring activities, and $(0.06) per diluted share related to tax adjustments, net earnings were $1.19 per diluted share, a new third quarter record for the company, up 4% from third quarter 2011 on a comparable basis.

•	Operating income of $163 million.

◦
Excluding the $29 million pre-tax costs associated with disposal and related restructuring activities, operating income was $192 million, or 11.3% of net sales, a new third quarter record for the company.

Revised Full Year Guidance:

•	The company expects 2012 net sales growth of 0% to 1%.

◦	Excluding the negative impact of foreign currencies, the company expects 2012 net sales growth of 5% to 6%.

•	The company expects 2012 net earnings of $4.90 to $5.00 per diluted share, excluding non-comparable items, a record level for BorgWarner and up 10% to 12% compared with 2011.

Third Quarter Performance: “Our operations were very efficient in the quarter,” said Timothy Manganello, Chairman and CEO of BorgWarner. “Despite declines in light vehicle production in Europe, our largest market, the focus on fuel economy and improved emissions around the globe continued to drive growth for BorgWarner. Excluding the impact of foreign currencies and 2011 dispositions, our net sales were up approximately 2% in the third quarter compared with third quarter 2011, in line with global light vehicle production growth of 2%. Light vehicle production in Europe, a geographic market that comprises over half of our sales, was down 6%. In a challenging sales environment, we did an excellent job managing costs, which resulted in a solid operating income margin of 11.3%, excluding non-comparable items.”

2012 Outlook: Based on weakening global economic conditions, particularly in Europe, the company adjusted its net sales and net earnings guidance for 2012. Annual net sales growth is now expected to be 0% to 1%, compared with 4% to 6% previously. Excluding the negative impact of foreign currencies, annual net sales growth is now expected to be 5% to 6%, compared with 9% to 11% previously. Net earnings are now expected to be within a range of $4.90 to $5.00 per diluted share, excluding non-comparable items, down from $5.05 to $5.25 per diluted share previously. “Our outlook for Europe, our largest market, has deteriorated due to the general economic slowdown across the continent and its impact on the automotive industry. Despite this, we expect to deliver record earnings this year," Manganello said.

Financial Results: Net sales were $1,695 million in third quarter 2012, down 5% from $1,792 million in third quarter 2011. Net earnings in the quarter were $101 million, or $0.85 per diluted share, compared with $142 million, or $1.15 per diluted share, in third quarter 2011. Third quarter 2012 net earnings included non-comparable items of $(0.34) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $122 million, and decreased net earnings approximately $0.08 per diluted share, in third quarter 2012 compared with third quarter 2011.

For the first nine months of 2012, net sales were $5,464 million, up 2% from $5,341 million in the first nine months of 2011. Net earnings in the first nine months of 2012 were $380 million, or $3.15 per diluted share, compared with $428 million, or $3.45 per diluted share, in the first nine months of 2011. Net earnings in the first nine months of 2012 included non-comparable items of $(0.67) per diluted share. Net earnings in the first nine months of 2011 included non-comparable items of $0.19 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $303 million, and decreased net earnings approximately $0.20 per diluted share, in the first nine months of 2012 compared with the first nine months of 2011.

Net earnings per diluted share	Third Quarter		First Nine Months
	2012	2011	2012		2011

Non – U.S. GAAP	$1.19	$1.15	$3.81		$3.26

Reconciliations:
Loss from disposal activities	(0.11)		(0.37)
Restructuring expense	(0.17)		(0.17)
Tax adjustments	(0.06)		(0.13)		0.05
Honeywell patent infringement settlement					0.14

U.S. GAAP	$0.85	$1.15	$3.15	*	$3.45

*Does not add due to rounding

Net cash provided by operating activities was $543 million in the first nine months of 2012 compared with $473 million in the first nine months of 2011. Capital expenditures, including tooling outlays, totaled $283 million in the first nine months of 2012, compared with $274 million in the first nine months of 2011. Balance sheet debt decreased by $226 million and cash on hand increased by $262 million compared with the end of 2011. The $488 million decrease in balance sheet debt (net of cash) was primarily due to net cash provided by operating activities and the company's settlement of its convertible senior notes, which was partially offset by share repurchases. The ratio of balance sheet debt (net of cash) to capital was 13.4% at the end of third quarter 2012 compared with 28.3% at the end of 2011.

Engine Group Results: Engine segment net sales were $1,168 million in third quarter 2012 compared with $1,258 million in third quarter 2011. Excluding the negative impact of foreign currencies and 2011 dispositions, net sales were up approximately 1% from the prior year's quarter. Growth in light vehicle turbocharger sales in Asia and North America and engine timing systems sales in Asia were offset by volume declines across the Group's product portfolio in Europe related to the economic slowdown in the region. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $184 million in third quarter 2012, down 2% from $188 million in third quarter 2011.

Drivetrain Group Results: Drivetrain segment net sales were $534 million in third quarter 2012, compared with $539 million in the prior year’s quarter. Excluding the negative impact of foreign currencies, net sales were up approximately 5% as a result of strong all-wheel drive system sales around the world, primarily in North America. Adjusted EBIT was $44 million in third quarter 2012, flat with $44 million in third quarter 2011.

Recent Highlights:

•
BorgWarner completed the sale of its spark plug business to Federal-Mogul Corporation. The spark plug business was a small segment of the BERU operations acquired by BorgWarner in 2005. Sales were approximately $80 million in 2011. In conjunction with the sale, the company wrote down $40 million of prior purchase accounting adjustments related to the spark plug business segment of the BERU acquisition primarily in second quarter 2012 and incurred $27 million of restructuring-related costs associated with the disposal and future requirements of BERU's ongoing business in third quarter 2012.

BorgWarner will continue its focus on expanding the core BERU Systems products of glow plugs, diesel cold start systems and other gasoline ignition technologies.

•
BorgWarner's regulated three-stage (R3S) turbocharging system, advanced compact brushless actuator (CBA) and Visctronic® high speed reservoir system have each been named finalists for the prestigious 2013 Automotive News PACE Awards.

•
BorgWarner is expanding applications and markets for its exhaust gas recirculation (EGR) coolers with Tognum MTU-brand diesel engines for off-highway applications. The MTU Series 1600, 2000 and 4000 engines, used to power locomotives, mining equipment, and pumps for the oil and gas industry, are equipped with BorgWarner's multiple-core EGR coolers to help reduce emissions.

•
BorgWarner’s Cam Torque Actuated (CTA) variable cam timing (VCT) technology with new mid position lock system helps improve fuel economy for the 2012 Subaru Impreza, the most fuel-efficient all-wheel drive vehicle available in the United States. According to Subaru, the 2012 Impreza offers 30 percent better fuel economy compared with the previous model year and meets U.S. Super Ultra Low Emissions Vehicle (SULEV) and Euro 5 emissions standards.

Recent Highlights (continued):

•
BorgWarner Turbo Systems received first prize as one of ten 2011 Porsche Supplier of the Year Award winners. BorgWarner Turbo Systems was honored for its high quality, reliability and outstanding performance as well as its innovative partnership with Porsche in the development of the world's first mass-produced variable turbine geometry (VTG) turbocharger for gasoline engines.

At 8:30 a.m. ET today, a brief conference call concerning third quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 57 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$1,695.2	$1,791.8	$5,464.1	$5,341.0
Cost of sales	1,351.5	1,441.0	4,341.4	4,290.3
Gross profit	343.7	350.8	1,122.7	1,050.7

Selling, general and administrative expenses	151.0	151.4	473.1	474.2
Other (income) expense	29.7	0.6	67.4	(29.9)
Operating income	163.0	198.8	582.2	606.4

Equity in affiliates’ earnings, net of tax	(11.1)	(11.5)	(32.8)	(28.0)
Interest income	(1.0)	(1.3)	(3.7)	(3.5)
Interest expense and finance charges	5.0	18.5	32.7	57.4
Earnings before income taxes and noncontrolling interest	170.1	193.1	586.0	580.5

Provision for income taxes	64.2	46.4	190.2	137.1
Net earnings	105.9	146.7	395.8	443.4

Net earnings attributable to the noncontrolling interest, net of tax	4.8	5.1	16.1	15.3
Net earnings attributable to BorgWarner Inc.	$101.1	$141.6	$379.7	$428.1

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$101.1	$141.6	$379.7	$428.1
Adjustment for net interest expense on convertible notes	—	5.4	5.8	16.0
Diluted net earnings attributable to BorgWarner Inc.	$101.1	$147.0	$385.5	$444.1

Earnings per share — diluted	$0.85	$1.15	$3.15	$3.45

Weighted average shares outstanding — diluted	118.5	127.9	122.6	128.8

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Capital expenditures, including tooling outlays	$94.6	$114.2	$283.0	$274.1

Depreciation and amortization:
Fixed assets and tooling	$63.0	$62.0	$189.8	$187.0
Intangible assets and other	6.8	8.0	21.5	23.1
	$69.8	$70.0	$211.3	$210.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Engine	$1,168.0	$1,258.2	$3,745.8	$3,805.5
Drivetrain	534.4	538.7	1,739.7	1,550.8
Inter-segment eliminations	(7.2)	(5.1)	(21.4)	(15.3)
Net sales	$1,695.2	$1,791.8	$5,464.1	$5,341.0

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Engine	$184.1	$188.2	$604.4	$571.5
Drivetrain	44.1	43.5	159.9	114.4
Adjusted EBIT	228.2	231.7	764.3	685.9
Loss from disposal activities	1.8	—	39.7	—
Restructuring expense	27.4	—	27.4	—
Patent infringement settlement, net of legal costs incurred	—	—	—	(29.1)
Corporate, including equity in affiliates' earnings and stock-based compensation	24.9	21.4	82.2	80.6
Interest income	(1.0)	(1.3)	(3.7)	(3.5)
Interest expense and finance charges	5.0	18.5	32.7	57.4
Earnings before income taxes and noncontrolling interest	170.1	193.1	586.0	580.5
Provision for income taxes	64.2	46.4	190.2	137.1
Net earnings	105.9	146.7	395.8	443.4
Net earnings attributable to the noncontrolling interest, net of tax	4.8	5.1	16.1	15.3
Net earnings attributable to BorgWarner Inc.	$101.1	$141.6	$379.7	$428.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2012	December 31, 2011
Assets

Cash	$621.5	$359.6
Receivables, net	1,261.4	1,183.0
Inventories, net	475.3	454.3
Other current assets	135.4	140.9
Total current assets	2,493.6	2,137.8

Property, plant and equipment, net	1,698.7	1,664.3
Other non-current assets	2,154.2	2,156.5
Total assets	$6,346.5	$5,958.6

Liabilities and Equity

Notes payable and other short-term debt	$231.0	$196.3
Current portion of long-term debt	5.5	381.5
Accounts payable and accrued expenses	1,276.5	1,297.8
Income taxes payable	55.4	29.8
Total current liabilities	1,568.4	1,905.4

Long-term debt	866.3	751.3
Other non-current liabilities	806.3	848.9

Total BorgWarner Inc. stockholders’ equity	3,044.8	2,387.9
Noncontrolling interest	60.7	65.1
Total equity	3,105.5	2,453.0

Total liabilities and equity	$6,346.5	$5,958.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2012	2011
Operating
Net earnings	$395.8	$443.4
Non-cash charges (credits) to operations:
Depreciation and amortization	211.3	210.1
Loss from disposal activities, net of cash paid	31.7	—
Restructuring expense, net of cash paid	25.5	—
Bond amortization	5.3	15.1
Deferred income tax benefit	(0.4)	(24.1)
Other non-cash items	25.1	(5.4)
Net earnings adjusted for non-cash charges to operations	694.3	639.1
Changes in assets and liabilities	(151.7)	(166.0)
Net cash provided by operating activities	542.6	473.1

Investing
Capital expenditures, including tooling outlays	(283.0)	(274.1)
Net proceeds from asset disposals	3.9	6.9
Payments for business acquired, net of cash acquired	—	(203.7)
Net proceeds from sale of business	56.8	2.1
Net cash used in investing activities	(222.3)	(468.8)

Financing
Net increase in notes payable	34.7	29.4
Additions to long-term debt, net of debt issuance costs	313.9	357.9
Repayments of long-term debt, including current portion	(203.6)	(196.3)
Payments for purchase of treasury stock	(200.3)	(268.8)
Proceeds from stock options exercised, including the tax benefit	49.9	43.7
Taxes paid on employees' restricted stock award vestings	(17.8)	(14.4)
Purchase of noncontrolling interest	(7.4)	(29.4)
Capital contribution from noncontrolling interest	—	19.5
Dividends paid to noncontrolling stockholders	(20.5)	(10.1)
Net cash used in financing activities	(51.1)	(68.5)

Effect of exchange rate changes on cash	(7.3)	(8.7)

Net increase (decrease) in cash	261.9	(72.9)

Cash at beginning of year	359.6	449.9
Cash at end of period	$621.5	$377.0